Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
On July 10, 2008, Digital Angel Corporation (the “Company”) entered into a Stock Purchase Agreement with Sterling Hallmark, Inc., a California corporation (“Sterling”), whereby the Company sold all the issued and outstanding stock of Computer Equity Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“CEC”), to Sterling (the “Sale”). As a result of the Sale, Sterling directly acquired Government Telecommunications, Inc., a Virginia corporation and a wholly-owned subsidiary of CEC (“GTI”).
Under the terms of the agreement, Sterling paid the Company $600,000 — $400,000 in cash and a secured promissory note in the principal amount of $200,000. The secured promissory note is due in full on August 1, 2008. Intercompany loans between CEC, GTI and the Company were forgiven by the parties. Also, the shares of CEC and GTI that were pledged by the Company to Kallina Corporation pursuant to the Stock Pledge Agreement dated August 31, 2007 and Laurus Master Fund, Ltd. pursuant to the Stock Pledge Agreement dated August 24, 2006 to secure the Company’s obligations were released by such lenders and are now pledged to the Company in connection with the secured promissory note.
The following unaudited pro forma condensed consolidated financial information illustrates the effect of the Sale to the extent that the transaction has not yet been fully reflected in the Company’s historical consolidated financial statements. Pro forma condensed statements of operations for the three-months ended March 31, 2008 and the year ended December 31, 2007 have not been provided as the historical financial statements presented CEC as part of discontinued operations. For the three-months ended March 31, 2008 and the year ended December 31, 2007, CEC’s revenues were $3.8 million and $14.9 million, respectively, and CEC’s net loss (excluding any intercompany eliminations and allocations) was $0.3 million and $7.9 million, respectively.
The unaudited pro forma condensed consolidated financial information have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007 and Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2008.
The unaudited pro forma condensed consolidated financial information are not necessarily indicative of the results of operations that would have been achieved had the transaction described above occurred on the date indicated or that may be expected to occur in the future as a result of such transaction.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2008
(in thousands, except per share amounts)

	Digital Angel	Pro Forma			Digital Angel
	Corporation	Adjustment			Corporation
	Historical	CEC			Pro Forma

ASSETS

Current assets	$34,500	$400	(a	)	$35,100
		200	(a	)
Current assets of discontinued operations	3,212	(2,818)	(b	)	394
Other assets	102,880	—			102,880
Other assets of discontinued operations	2,724	(128)	(b	)	2,596

Total assets	$143,316	$(2,346)			$140,970

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$35,730	$—			$35,730
Current liabilities of discontinued operations	4,629	(3,777)	(b	)	852
Long-term liabilities	27,416	—			27,416
Long-term liabilities of discontinued operations	1,546	(1,474)	(b	)	72

Total liabilities	69,321	(5,251)			64,070

Minority interest	259	—			259

Total stockholders’ equity	73,736	2,905	(c	)	76,641

Total liabilities and stockholders’ equity	$143,316	$(2,346)			$140,970

Pro Forma Adjustments:
a)
To reflect the sale of CEC. The purchase price was $600,000, of which $400,000 was paid in cash and $200,000 was in the form of a non-interest bearing secured promissory note. The Company did not record a discount on the note as it matures on August 1, 2008 and the imputed interest is de minimus.

b)	To eliminate the assets and liabilities of CEC from discontinued operations for the period ended March 31, 2008.

c)
Represents the estimated gain on the sale of CEC. Given the Company’s current tax status, the gain is not expected to be taxable for federal or state income tax purposes. The gain is expected to be recorded in the actual results of discontinued operations of the Company in the three-months ended September 30, 2008.